3rd AMENDMENT TO EMPLOYMENT AGREEMENT

        This "3rd amendment to Employment Agreement" (this "Amendment") is made on the 12th day of July, 2000 by and between IFS International Holdings, Inc., a Delaware Corporation (the "Company"), IFS International, Inc., a New York corporation and a wholly owned subsidiary of the Company, and any other subsidiary of the Company and David L. Hodge (the "Executive"), based on the following:

     A. On May 12, 1998, the Company and the Executive executed that certain "Employment Agreement" (the "Agreement") whereby the Company retained the services of the Executive as its President and Chief Executive Officer.

     B. On January 22, 1999 the Company and the Executive executed an Amendment to that certain "Employment Agreement" (the "Agreement") which modified the original May 12 Agreement.

     C. On January 31, 2000, the Company and the Executive executed the 2nd Amendment to that certain "Employment Agreement" (the "Agreement") which reinstated certain portions of Par. 14 of the original May 12, 1998 "Agreement".

     D. The Company and the Executive wish to further modify the May 12 "Agreement" pursuant to the terms of this Amendment.


NOW, THEREFORE, THE PARTIES TO THIS Amendment agree as follows:

     1. Reinstatement of Par. 4f of the Agreement as modified below which compensates the Executive in the form of Stock Appreciation Rights. TO
          WIT:

          Subject to the receipt of any approval by the By-laws of the Company, the General Corporation Law of Delaware and/or any federal or state securities laws, the Company shall grant to the Executive, upon execution of this Agreement, stock appreciation rights ("SAR") based on one hundred thousand (100,000) shares of the Company's common stock and, on each anniversary of the execution of this Agreement, the Executive shall receive additional SARs based on one hundred thousand shares (100,000) of the Company's common stock. These grants shall be governed by a separate Stock Appreciation Rights Agreement which shall set forth all material terms and conditions of the SARs. Upon exercise of the SARs, the Executive shall receive from the Companies an amount equal to the excess of the fair market value of the SAR shares exercised over the fair market value of the SAR shares as of the date of the grant. Such amount shall be paid to the Executive and grossed up to cover the payment of any and all taxes, of any kind or nature, that are incurred by the Executive as a result of his exercise of the SARs.

2. All other Terms and provisions of the May 12, 1998 Agreement, the January 22, 1999 Amendment and the January 31, 2000 Amendment To Remain. The parties agree that all other terms and provisions of the Agreement and its Amendment shall remain the same.

WHEREFORE, THE PARTIES HERETO HAVE EXECUTED THIS Agreement in the City of Troy, State of New York as of the date first set forth above.

                   IFS INTERNATIONAL HOLDINGS, INC.
                   A Delaware Corporation

                        By: __________________________________
                            Chairman of the Board of Directors
                            John P. Singleton

                        By:  ____________________________________
                             Chairman of the Compensation Committee
                             of the Board of Directors
                             DuWayne Peterson

                   IFS INTERNATIONAL INC.
                   A New York Corporation

                        By:  ___________________________________
                             Chief Operating Officer
                             Simon Theobald

                        By:   ___________________________________
                              Secretary
                              Carmen Pascuito


                        EXECUTIVE:

                        ----------------------------------------
                        David L. Hodge